                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of October 6, 2002, by and between RESORTQUEST INTERNATIONAL, INC. a Delaware corporation, (the "COMPANY") and JAMES S. OLIN, a resident of Memphis, Tennessee ("EXECUTIVE").

                                   WITNESSETH:

         WHEREAS, the Executive currently serves as President and Chief Operating Officer pursuant to an Employment Agreement dated January 4, 2000 between Executive and the Company as amended by the Amendment to Employment Agreement dated August 3, 2001 (the "ORIGINAL AGREEMENT");

         WHEREAS, the Company desires to promote Executive to serve as the President and Chief Executive Officer, and Executive desires to serve in such capacity pursuant to the terms of this Agreement; and

         WHEREAS, this Agreement is intended to contain the terms of employment of Executive and shall supersede the Original Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT; TERM; PLACE OF EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to employment with the Company upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder shall commence upon the date hereof (the "EFFECTIVE DATE") and shall continue for a period of three (3) years from and after the Effective Date (the "EMPLOYMENT PERIOD"). For purposes of this Agreement, a "CONTRACT YEAR" shall mean a one year period commencing on the Effective Date or any anniversary thereof.

         2. DUTIES; TITLE.

         (a) Description of Duties.

                  (i) During the Employment Period, Executive shall serve the Company as the President and Chief Executive Officer of the Company. Executive shall supervise the conduct of the business and affairs of the Company, its subsidiaries and respective divisions and perform such other duties as the Board of Directors of the Company (the "BOARD") shall determine.

                  (ii) Executive shall faithfully perform the duties required of his office. Executive shall devote all of his business time and effort to the performance of his duties to the Company. Executive shall not, during the Employment Period, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Executive's duties and responsibilities hereunder.

         (b) Company Policies. Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

         3. CASH COMPENSATION.

         (a) Base Salary. During the Employment Period, the Company shall pay to Executive an annual salary of Three Hundred Twenty Thousand Dollar ($320,000) (the "BASE SALARY").

         (b) Annual Cash Bonus. During the Employment Period beginning with fiscal year 2003, Executive shall be eligible for an annual cash bonus of up to a target of 100% of Executive's Base Salary (the "YEAR-END BONUS") to be paid to him in each calendar year with the determination of the Year-End Bonus, if any, to be based on the achievement of certain goals and Company performance criteria as established by the Board's Compensation Committee. The Year-End Bonus for each calendar year shall be paid to Executive on or before April 30th of the immediately succeeding year.

         (c) Signing Bonus. As additional consideration for Executive's execution and delivery of this Agreement, Executive shall be paid a signing bonus in the sum of Two Hundred Fifty Thousand Dollars ($250,000) payable on the date hereof.

         (d) Guaranteed Payment. As additional consideration, Executive shall receive at the end of 2003, a guaranteed bonus in the amount of One Hundred Thousand Dollars ($100,000) (the "GUARANTEED PAYMENT") payable on or before December 31, 2003. The aggregate Year-End Bonus for 2003 shall be reduced (but not to less than zero) by an amount equal to 50% of the Guaranteed Payment.

         (e) Withholding. The Base Salary and each Year-End Bonus shall be subject to applicable withholding and shall be payable in accordance with the Company's payroll practices.

         4. EQUITY COMPENSATION.

         (a) Stock Option Grant. On the Effective Date, the Company will grant to Executive options to purchase 125,000 shares of common stock (the "COMMON STOCK") of the Company. The 125,000 stock options shall (i) be granted pursuant to the Company's Amended and Restated 1998 Long-Term Incentive Plan (the "INCENTIVE PLAN"); (ii) be subject to the terms of a stock option agreement between the Company and Executive in the form prescribed for Company executives generally; (iii) vest and become exercisable (each a "VESTING DATE") in equal increments over a three (3) year period; provided, however, Executive must be employed by the Company on each such Vesting Date for such particular share increment to vest; (iv) be exercisable at the last sales price of the Common Stock as reported in the Wall Street Journal for the date of grant; and (v) have a term of five years from the Effective Date.

         5. BENEFITS; EXPENSES; ETC.

         (a) Expenses. During the Employment Period, the Company shall reimburse Executive, in accordance with the Company's policies and procedures, for all reasonable expenses incurred by Executive in connection with the performance of his duties for the Company.

         (b) Vehicle Allowance. During the Employment Period, Executive shall be entitled to receive from the Company a vehicle allowance of Eight Hundred Dollars ($800) per month.

         (c) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks vacation during each Contract Year.

         (d) Company Plans. During the Employment Period, Executive shall be entitled to participate in and enjoy the benefits of any health, hospitalization, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of executives generally, upon such terms as may be therein provided.

         (e) Relocation. Executive understands that he may be requested by the Company to relocate from Executive's present residence to another geographic location in order to more efficiently carry out Executive's duties and responsibilities under this Agreement. In such event, the Company will pay all reasonable relocation costs to move Executive's immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, reasonable expenses related pre-move visits to search for a new residence, investigate schools or for other purposes; reasonable temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Executive's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Executive may incur if any unreimbursed relocation costs are not deductible for tax purposes. Additionally, if Executive is unable to sell his home, after using his continuous best efforts, within six months after the relocation, the Company shall purchase Executive's home for its appraised value.

         6. TERMINATION. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period as follows:

         (a) Termination by Death. Upon the death of Executive, Executive's employment shall automatically terminate as of the date of death.

         (b) Termination by Company for Permanent Disability. At the option of the Company, Executive's employment may be terminated by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term "PERMANENT DISABILITY" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder for a period of ninety (90) consecutive days or one hundred eighty (180) days during any twelve
(12) month period as determined in good faith by the Company.

         (c) Termination by Company for Cause. At the option of the Company, Executive's employment may be terminated by written notice to Executive upon the occurrence of any one or more of the following events (each, a "CAUSE"):

                  (i) any action by Executive constituting fraud, self-dealing, embezzlement, or dishonesty which occurs in the course of his employment hereunder or which is injurious to the Company;

                  (ii) any conviction of, or plea of nolo contendre for, any felony;

                  (iii) failure of Executive after reasonable notice promptly to comply with any valid and legal directive of the Board;

                  (iv) a material breach by Executive of any of his obligations under this Agreement and failure to cure such breach within ten (10) days of his receipt of written notice thereof from the Company;

                  (v) a failure by Executive to perform his responsibilities under this Agreement that materially harms the business operations under Executive's control as a result of Executive's gross negligence or willful misconduct; or

                  (vi) A breach by Executive of the policy set forth in Section 14(f).

         (d) Termination by Executive for Good Reason. At the option of Executive, Executive may terminate his employment by written notice to Company given within thirty (30) days after the occurrence of the following circumstances ("GOOD REASON"), unless the Company cures the same within thirty
(30) days of such notice:

                  (i) Any adverse change by the Company in the Executive's position or title described in Section 2 hereof;

                  (ii) The assignment to Executive, over his reasonable objection, of any duties materially inconsistent with his status as President and Chief Executive Officer or a substantial adverse alteration in the nature of his responsibilities;

                  (iii) A reduction by Company of his Base Salary;

                  (iv) The Company's relocation of Executive's principal business location to an area outside of a fifty (50) mile radius of its current location, except for (x) required travel on Company business, or (y) relocation to any metropolitan area where the Company maintains business operations;

                  (v) The failure by the Company, without Executive's consent, to pay him any portion of his current compensation, except pursuant to this Agreement;

                  (vi) Except as permitted by this Agreement, the failure by Company to continue in effect any compensation plan (or substitute or alternative plan) in which Executive is entitled to participate which is material to Executive's total compensation, or the failure by the Company to continue Executive's participation therein on a basis that is materially as favorable both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's level (unless such change or non-continuation is pursuant to a general change in benefits applicable to all executives of the Company);

                  (vii) The failure by Company to continue to provide Executive with benefits substantially similar to those enjoyed by executives under the Company's pension and deferred compensation plans, and the life insurance, medical, health and accident, and disability plans in which Executive is entitled to participate, except as required by law, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled (unless such failure is pursuant to a general change in benefits applicable to all executives of the Company); or

                  (viii) A material breach by the Company of any of its obligations under this Agreement.

         (e) Termination by Company Without Cause or by Executive Without Good Reason. The Executive's employment may be terminated by the Company other than for Permanent Disability or Cause upon written notice to Executive at any time ("WITHOUT CAUSE") or by Executive other than for Good Reason upon thirty (30) days prior written notice to the Company at any time ("WITHOUT GOOD REASON").

         7. EFFECT OF TERMINATION.

         (a) Effect Generally. If Executive's employment is terminated prior to the third anniversary of the Effective Date, the Company shall not have any liability or obligation to Executive other than as specifically set forth in
Section 6, Section 7 and Section 8 hereof. Upon the termination of Executive's employment for any reason, he shall, upon the request of the Company, resign from all corporate offices held by Executive.

         (b) Effect of Termination by Death. Upon the termination of Executive's employment as a result of death, Executive's estate shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Year-End Bonus, if any, for the year in which termination occurs; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, excluding benefits payable pursuant to any plan beneficiary designation or contractual beneficiary designation by Executive; and (iv) Executive's vested stock options as of the date of death which pursuant to the Incentive Plan are exercisable for ninety (90) days following the termination date.

         (c) Effect of Termination for Permanent Disability. Upon the termination of Executive's employment hereunder as a result of Permanent Disability, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Year-End Bonus, if any, for the year in which termination occurs; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, long-term disability benefits available to executives of the Company, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; and (iv) Executive's vested stock options as of the date of termination, exercisable for a period of ninety (90) days after the termination date. Payments to Executive hereunder shall be reduced by any payments received by Executive under any worker's compensation or similar law.

         (d) Effect of Termination by the Company for Cause or by Executive Without Good Reason. Upon the termination of Executive's employment by the Company for Cause or by Executive Without Good Reason, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; and (ii) any unpaid Year-End Bonus for prior calendar years, accrued but unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company. All stock options, to the extent not theretofore exercised, shall terminate on the date of termination of employment under this Section 7(d). Executive shall also forfeit any right to a Year-End Bonus for the calendar year in which Executive's termination occurs.

         (e) Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive's employment hereunder by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) an amount equal to Executive's Base Salary over a 24 month period, payable in installments as normal payroll over the 24 months following the date of termination; (ii) an amount equal to two (2) times the maximum amount Executive may earn as a Year-End Bonus for the year in which termination occurs, payable in installments as normal payroll over the 24 months following the date of termination; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) Executive's vested stock options as of the date of termination, exercisable for a period of ninety (90) days after the termination date; and (v) continued coverage during the 24 month period following the date of termination under the Company's employee medical and life insurance plans. Notwithstanding the foregoing, in the event that Executive's employment is terminated by the Company Without Cause after the Company has entered into a definitive agreement that would result in a Change of Control and such Change of Control shall occur,
(i) Executive's unvested options shall accelerate and immediately vest and (ii) Executive shall have until the later of: (A) ninety (90) days from the date of such termination or (B) thirty (30) days from the Change of Control to exercise all vested options.

         8. CHANGE OF CONTROL.

         (a) Definition. A "CHANGE OF CONTROL" shall be deemed to have taken place if:

                  (i) any person or entity, including a "GROUP" as defined in
         Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

                  (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                  (iii) the Company sells all or substantially all of the assets of the Company.

         (b) Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, Executive shall be entitled to (in lieu of the benefits provided pursuant to Section 7(e)): (i) an amount equal to Executive's Base Salary over a 24 month period, payable in installments as normal payroll over the 24 months following the date of termination; (ii) the payment of two (2) times the maximum amount Executive may earn as a Year-End Bonus for the year in which termination occurs; (iii) any unpaid portion of the Year-End Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the vested portion of Executive's stock options and the acceleration and immediate vesting of any unvested portion of Executive's stock options; and (v) continued coverage during the 24 month period following the date of termination under the Company's employee medical and life insurance plans. Executive shall have ninety (90) days from the date of such termination to exercise all vested stock options.

         9. EXECUTIVE COVENANTS.

         (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 9 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 9 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Executive shall be subject to the restrictions set forth in this Section 9.

         (b) Definitions. The following capitalized terms used in this Section 9 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

         "CONFIDENTIAL INFORMATION" means any confidential or proprietary information possessed by the Company, including, without limitation, any confidential "know-how," customer lists, details of client and consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Tennessee.

         "PERSON" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

         "PROTECTED EMPLOYEES" means employees of the Company or its affiliated companies who are employed by the Company or its affiliated companies at any time within six (6) months prior to the date of termination of Executive for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Executive.

         "RESTRICTED PERIOD" means the period of Executive's employment by the Company plus a period extending two (2) years from the date of termination of employment; provided, however, the Restricted Period shall be extended for a period equal to the time during which Executive is in breach of his obligations to the Company under this Section 9.

         "RESTRICTIVE COVENANTS" means the restrictive covenants contained in
Section 9(c) hereof:

         (c) Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law including, without limitation, any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                  (ii) Non-Competition. Executive shall not, during the Restricted Period, directly or indirectly, for himself or on behalf of or in conjunction with any other Person: (x) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity whether as an employee, independent contractor, consultant or advisor, or as sales representative, in any noncommercial property management, rental or sales business or hotel management business in direct competition with the Company or any subsidiary of the Company, within one hundred (100) miles of the locations in which the Company or any of the Company's subsidiaries conducts any noncommercial property management, rental or sales business or hotel management business (the "TERRITORY"), or (y) call upon any Person which is at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof) within the Territory for the purpose of providing noncommercial property management, rental or sales services to property owners and/or renters in direct competition with the Company or any subsidiary of the Company within the Territory. The foregoing shall not be deemed to prohibit Executive from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

                  (iii) Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person solicit any Protected Employee to terminate his or her employment with the Company.

                  (iv) Non-interference with Company Opportunities. Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period or thereafter, Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person, interfere with, solicit, pursue, or in any way make use of any such business opportunities.

                  (v) Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain in the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

         (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that:

                  (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent;

                  (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or

                  (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

         (e) Enforcement of the Restrictive Covenants.

                  (i) Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to herein shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (ii) Severability of Covenant. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         (f) Waiver of Severance. If Executive is terminated by the Company without Cause or Executive terminates his employment without Good Reason (including, in both instances, termination following a Change of Control), Executive is entitled to waive his right to receive severance compensation set forth in Section 7(e) and 8(b) (by a written waiver delivered to the Company on the effective date of termination) and, in such case, the non-competition provisions of Section 9 shall not apply.

         (g) Obligations Following the Expiration of the Employment Period. Notwithstanding anything herein to the contrary, upon the expiration of the Employment Period, Executive shall not be subject to the Restrictive Covenant set forth in Section 9(c)(ii) and 9(c)(iii) unless the Company exercises its option to engage Executive as a consultant to provide certain strategic, transition and other advisory services to the Company. If the Company exercises its option to engage Executive as a consultant, the Restrictive Covenant under
Section 9(c)(ii) and 9(c)(iii) shall continue in full force and effect for the term of the consulting period elected by the Company. In such event, Executive and the Company shall sign a consulting agreement, mutually agreeable to the parties for a period not to exceed two (2) years, and

Executive shall receive a consulting fee equal to the amount of Executive's Base Salary for each year of the term of the consulting agreement. In no event shall Executive be obligated to devote his full business time and effort to the performance of the consulting duties pursuant to this Section 9(g).

         10. COOPERATION IN FUTURE MATTERS. Executive hereby agrees that, for a period of three (3) years following the date of his termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitments, and Executive shall be compensated (except for cooperation in connection with legal proceedings) at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. To the extent that Executive is receiving payments pursuant to Section 9(g) above, the Company shall be under no obligation to provide payment to Executive under this
Section 10. Executive shall also be reimbursed for all reasonable out of pocket expenses. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

         11. INDEMNIFICATION. The Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys' fees and expenses) arising out of any acts or failures to act by the Company, its directors, employees or agents that occurred prior to the Effective Date, or arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for the Company to the fullest extent permitted by the Bylaws of the Company, or, if greater, as permitted by applicable law, as the same shall be in effect from time to time. If any claim, action, suit or proceeding is brought, or any claim relating thereto is made, against Executive with respect to which indemnity may be sought against the Company pursuant to this Section, Executive shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

         12. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that he is free to enter into this Agreement and, as of the Effective Date, that he is not subject to any conflicting obligation or any disability which shall prevent or hinder Executive's execution of this Agreement or the performance of his obligations hereunder; that no lawsuits or claims are pending or, to Executive's knowledge, threatened against Executive; and that he has never been subject to bankruptcy, insolvency, or similar proceedings, has never been convicted of a felony or a crime involving moral turpitude, and has never been subject to an investigation or proceeding by or before the Securities and Exchange Commission or any state securities commission. The Company shall have the authority to conduct an independent investigation into the background of Executive and Executive agrees to fully cooperate in any such investigation. The Company shall notify Executive if it intends to conduct such an investigation.

         13. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile or electronic mail, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

         (a) if to the Company, to:         ResortQuest International, Inc.
                                            530 Oak Court Drive
                                            Suite 360
                                            Memphis, TN 38117
                                            Attn: General Counsel
                                            Facsimile: (901) 762-0635

             with a copy to:                Akin Gump Strauss Hauer & Feld LLP
                                            1333 New Hampshire Avenue
                                            Washington, DC 20036
                                            Attn: Paul A. Belvin
                                            Facsimile: (202) 887-4288

         (b) if to Executive, to:           James S. Olin
                                            2424 Forest Hill Irene
                                            Germantown, TN 38139

and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

         14. MISCELLANEOUS.

         (a) Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto. Nothing contained in this Agreement shall be construed to impose any obligation on the Company to renew this Agreement and neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, including the Original Agreement.

         (b) Assignment; Binding Effect. This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement may only be assigned by the Company to an entity controlling, controlled by, or under common control with the Company; provided that no such assignment shall relieve the Company of its obligations hereunder.

         (c) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         (d) Enforceability. Subject to the terms of Section 9(e) hereof, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

         (e) Release. Any amounts payable and benefits or additional rights provided pursuant to Sections 7 and 8 beyond accrued but unpaid salary, expenses and bonus shall only be payable if Executive delivers to the Company a release of all claims that Executive has or may have against Company and its affiliates (other than claims to payments, benefits or entitlements specifically payable or provided hereunder, claims under COBRA, claims to vested accrued benefits under the Company's employee benefit plans or any rights of indemnification under the Company's organizational documents) occurring up to the release date, substantially in the form of EXHIBIT A.

         (f) Anti-Nepotism. Executive acknowledges and agrees that relatives of Executive may be hired by the Company only if (i) the individuals concerned will not work in a direct supervisory relationship, (ii) the employment will not pose difficulties for supervision, security, safety, or morale and (iii) the Compensation Committee of the Board of Directors approves the hiring of such relative. "Relative" is defined to include any person who is related by blood, adoption or marriage, or whose relationship with the employee is similar to that of persons who are related by blood, adoption or marriage. This policy also applies to individuals who are not legally related, but who reside with Executive.

         (g) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.

         (h) Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, all of which taken together shall be deemed one original.

         (i) Confidentiality of Agreement. The parties agree that the terms of this Agreement as they relate to compensation, benefits, and termination shall, unless otherwise required by law (including, in the Company's reasonable judgment, as required by federal and state securities laws), be kept confidential; provided, however, that any party hereto shall be permitted to disclose this Agreement or the terms hereof with any of its legal, accounting, or financial advisors provided that such party ensures that the recipient shall comply with the provisions of this Section 14(i).

         (j) Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Tennessee and for all purposes shall be construed and enforced in accordance with the internal laws of said state.

         (k) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors, heirs, executors, administrators, legal representatives, and permitted assigns.

         (l) Arbitration. Any controversy or claim between or among the parties hereto, relating to this Agreement or the termination of Executive's employment shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of the state of Tennessee), the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, and the provisions set forth below. In the event of any inconsistency, the provisions herein shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to the Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action; provided, however, that all arbitration proceedings shall take place in Memphis, Tennessee. The arbitration body shall set forth its findings of fact and conclusions of law with citations to the evidence presented and the applicable law, and shall render an award based thereon. In making its determinations and award(s), the arbitration body shall base its award on applicable law and precedent, and shall not entertain arguments regarding punitive damages, nor shall the arbitration body award punitive damages to any person. Each party shall bear its own costs and expenses.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

                                       RESORTQUEST INTERNATIONAL, INC.


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------



                                       EXECUTIVE:


                                       ----------------------------------------
                                       James S. Olin

                                    EXHIBIT A

                     SETTLEMENT, WAIVER AND GENERAL RELEASE

[DATE]

ResortQuest International, Inc.
530 Oak Court Drive
Suite 360
Memphis, TN 38117


1.       TERMINATION.

         (a) I, James S. Olin, hereby confirm my resignation from my position as a director, President and Chief Executive Officer of ResortQuest International, Inc. (the "Company"). I further hereby acknowledge that my employment with the Company will terminate on _______________ (the "Termination Date"). I acknowledge that the Company will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with the Company is permanently and irrevocably severed.

         (b) I hereby confirm that I will not be eligible for any benefits or compensation after the Termination Date, other than as specifically provided hereunder and in Section 7 of my employment agreement dated as of October 6, 2002 with the Company (the "Employment Agreement"). In addition, effective as of the Termination Date, I hereby irrevocably resign from all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of the Company or any benefit plans of the Company.

         (c) I further acknowledge and agree that, after the Termination Date, I will not represent myself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose and will not make any public statements relating to the Company, other than general statements relating to my position, title or experience with the Company, subject to the confidentiality provision under Section 9(c)(i) of the Employment Agreement and in no event will I make any statements as an agent or representative of the Company.

2. CONSIDERATION. I acknowledge that this Settlement, Waiver and General Release is being executed in accordance with Section 14(e) of the Employment Agreement.

3.       GENERAL RELEASE.

         (a) For and in consideration of the payments to be made and the promises set forth under this Agreement and the Employment Agreement, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors"), hereby forever release, waive and discharge the Company, its affiliates, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future directors, officers, trustees, agents, members, partners, counsel, employees, fiduciaries, administrators, representatives and assigns, whether acting on behalf of the Company or its affiliates or in their individual capacities (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may claim to have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this Settlement, Waiver and General Release, in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company.

         (b) Without limiting the generality of the foregoing, this Settlement, Waiver and General Release is intended to and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter claim to have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 ("ERISA") or the Family and Medical Leave Act; (ii) any claim under the Tennessee Anti-Discrimination Act, the Tennessee Equal Pay Act the Tennessee Handicap Discrimination Law and the Smokers' Right Law; (iii) any other claim (whether based on federal, state or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to breach of contract (express or implied), wrongful discharge, tortious interference, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney's fees, costs, disbursements and the like.

         (c) Except as provided herein, I agree that I will not from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 3(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as provided herein or as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this Settlement, Waiver and General Release which I released pursuant to Section 3(a) or (b) above. I further represent that, as of the date I sign this Settlement, Waiver and General Release, I have not taken any action encompassed by this
Section 3(c). If, notwithstanding the foregoing promises, I violate this Section 3(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and reasonable attorneys' fees, costs, disbursements and the like and other reasonable expenses which result from, or are incident to, such violation. Notwithstanding anything herein to the contrary, this Section 3(c) shall not apply to any claims that I may have under the ADEA and shall not apply to the portion of the release provided for in Section 3(a) or
(b) relating to the ADEA.

         (d) Notwithstanding anything herein to the contrary, the sole matters to which the release and covenants in this Section 3 do not apply are: (i) my rights of indemnification or contribution to which I was entitled immediately prior to the Termination Date under the Company's By-laws, the Company's Certificate of Incorporation or otherwise with regard to my service as an officer or director of the Company (including, without limitation, under Section 11 of the Employment Agreement); (ii) my rights as a stockholder (other than the right to sue, which is released); (iii) my rights under any tax-qualified pension plan or claims for accrued vested benefits any other employee benefit plan, program, policy or arrangement maintained by the Company or under COBRA; or (iv) my rights under the provisions of the Employment Agreement which are intended to survive termination of employment.

         (e) I acknowledge and agree that this Settlement, Waiver and General Release constitutes a voluntary waiver of any and all rights and claims I may have as of this date, including rights or claims arising under the ADEA. I have waived rights or claims pursuant to this Settlement, Waiver and General Release in exchange for consideration and one-eighth of the consideration paid to me is attributable to this ADEA portion of the Settlement, Waiver and General Release. I have been advised that I may consult with the attorney of my choosing concerning this Settlement, Waiver and General Release prior to executing it. I also have been allowed a period of at least 21 days to consider the terms of this Settlement, Waiver and General Release, and in the event I decide to execute this Agreement in fewer than 21 days, I have done so with the express understanding that I have been given and declined the opportunity to consider this Settlement, Waiver and General Release for a full 21 days. I also understand that I may revoke the release contained in this Paragraph only (regarding claims under the ADEA), at any time during the seven days following the date of execution of this Agreement, and the release contained in this Paragraph only shall not become effective or enforceable until such revocation period has expired.

4. GOVERNING LAW; ENFORCEABILITY. The interpretation of this Settlement, Waiver and General Release will be construed and enforced in accordance with the laws of the State of Tennessee without regard to that state's principles of conflicts of law. If, at any time after the execution of this Settlement, Waiver and General Release, any provision of this Settlement, Waiver and General Release will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect.

5. ACKNOWLEDGEMENT. I acknowledge that I have been advised by the Company in writing to consult, and I have consulted, independent legal counsel of my choice before signing this Settlement, Waiver and General Release. I further acknowledge that I have carefully read this Settlement, Waiver and General Release in its entirety; that I have had an adequate opportunity to consider it and to consult with any advisors of my choice about it; that I have consulted with independent legal counsel of my choice who has answered to my satisfaction all questions I had regarding this Settlement, Waiver and General Release; that I understand all the terms of this Settlement, Waiver and General Release and their significance; that I am legally competent to execute this Agreement; that I have not relied on any statements or explanations made by the Company, any agent of the Company or its counsel; that I knowingly and voluntarily assent to all the terms and conditions contained herein; and that I am signing this Settlement, Waiver and General Release voluntarily and of my own free will.

6. SURVIVAL. The provisions in the Employment Agreement which are intended to survive termination of employment, including but not limited to those contained in Sections ___, 9, 10, 11, 14(i) and 14(l) of the Employment Agreement, shall survive and continue in full force and effect.



                                         By:
                                            -----------------------------------
                                                     James S. Olin


                                         Dated:

ACKNOWLEDGED AND AGREED TO:

RESORTQUEST INTERNATIONAL, INC.


By:
      -------------------------------
Name:
      -------------------------------
Title:
      -------------------------------